Magna-Lab Inc.

P.O. Box 780
Syosset, NY 11791
(516) 393 5874
Writers Direct Dial: (516) 869 8265
Writers Mobile Phone: (516) 241 8523

April 14, 2000

Ms. Sharon Mias
Administrator,
Cardiovascular Institute, Mount Sinai Medical Center
One Gustave Levy Plaza
New York, NY 10029-6574

Dear Ms. Mias:

The purpose of this letter is to confirm the conclusions that have been reached in meetings and discussions with the leadership of the Cardiovascular Institute since our meeting transpired on January 9, 2000. The January 9, 2000 meeting resulted in the January 24, 2000 agreement to amend the payment terms relative to our May 1997 Collaborative Research Agreement with The Mount Sinai School of Medicine (the "Agreement") to more clearly reflect the status of the work under the Agreement (copy enclosed).

It is now the desire of the parties that the payment terms of Section 2.4 of the Agreement which were modified in the January 24, 2000 letter amendment be revised to reflect the following, again to more appropriately reflect the status of the work efforts as follows:

     $150,000 payment in March 2000 (already paid)
     $150,000 payment in April 2000 (enclosed herewith)
     $150,000 at the end of July and again at the end of October 2000.

This schedule will result in the total payments of $1,500,000 being made and will reflect actual differences in the scheduling of the work vs. that scheduling contemplated by the Agreement.

If this correctly reflects our discussion, would you kindly indicate your agreement below. Thank you.

Sincerely,
Magna-Lab Inc.



/s/Lawrence A. Minkoff
Lawrence A. Minkoff, Ph.D., President


Agreed:
Mount Sinai School of Medicine


/s/Sharon Mias
--------------
Sharon Mias, Administrator